Exhibit 99.1

NEWS RELEASE

        FOR FURTHER INFORMATION
WEBSITE: www.bnccorp.com

GREGORY K. CLEVELAND
TELEPHONE: (602) 852-3526

TRACY SCOTT
TELEPHONE: (701) 250-3040

TIMOTHY J. FRANZ
TELEPHONE: (612) -305-2213

BNCCORP REPORTS NET INCOME OF $1.6 MILLION,
OR $0.44 PER SHARE, FOR 2007 FIRST QUARTER

BISMARCK, ND, April 27, 2007 - BNCCORP, Inc. (Nasdaq: BNCC) (the “Company”), which operates community banking, insurance and wealth management businesses in Arizona, Minnesota, North Dakota, Nevada and Colorado, today reported net income of $1.6 million, or $0.44 per diluted share, for the first quarter ended March 31, 2007. This compared with net income for the first quarter ended March 31, 2006, of $1.0 million, or $0.29 per diluted share.

The strong 2007 first quarter results reflected a continuation of several recent trends, including higher net interest income, higher wealth management fees and low provisions for credit losses. Net interest income increased by 2.2% to $4.8 million, and the net interest margin increased by 24 basis points to 3.21% in the first quarter. Non-interest income increased by 21.7% to $7.5 million in the first quarter while non-interest expense increased by 5.6% to $9.7 million.

“We have an on-going emphasis to drive growth in loans and deposits, the first quarter reflects growth in these areas,” noted Gregory K. Cleveland, President and Chief Executive Officer. He added, “We have also been making investments to build our wealth management segment, resulting in higher revenues in this area. All-in-all, we are pleased the quarterly results are much improved.”

Net Interest Income and Net Interest Margin Rise
Net interest income was $4.8 million for the first quarter of 2007, up from $4.7 million in the first quarter of 2006. This reflected a significant increase in the net interest margin to 3.21%, for the quarter ended March 31, 2007, from 2.97% for the same period in 2006. The improvement in net interest margin was largely due to higher balances of loans held for investment, excluding participating interests in mortgage loans, and higher rates earned on these assets. While the rates paid on deposits have increased in 2007, this increase was partially mitigated by lower interest expense on brokered deposits and borrowings. Overall, the yield on interest earning assets for the period ended March 31, 2007 was 7.29% compared to 6.55% for the period in the prior year, an increase of 74 basis points. The cost of interest bearing liabilities was 4.45% compared to 3.85%, an increase of 60 basis points.

Non-interest Income Growth Outpaces Increase in Non-interest Expenses
Non-interest income was $7.5 million for the 2007 first quarter, an increase of $1.3 million, or 21.7%, from $6.2 million in the first quarter of 2006. Insurance agency income was up by $449,000, or 8.4%. Gains on sales of loans and securities totaled $363,000 in 2007 versus an aggregate loss of $163,000 in the 2006 first quarter. The revenue resulting from such activities will vary significantly period to period. Wealth management fees increased to $456,000, up by $123,000 or 36.9%, while bank fees and service charges rose to $541,000 increasing by $71,000, or 15.1%. These sources of revenue tend to be more consistent from period to period.

Non-interest expense increased by $516,000, or 5.6%, to $9.7 million in the first quarter of 2007 compared to $9.2 million in 2006. This increase primarily reflects continued investment in wealth management professionals and expansion of banking activities.

Trends in Assets and Deposits and Borrowings
Total assets were $701.2 million, $692.3 million and $725.8 million at March 31, 2007, December 31, 2006, and March 31, 2006, respectively. Loans held for investment, excluding participating interests in mortgage loans, were $367.7 million, $333.9 million and $337.9 million at March 31, 2007, December 31, 2006, and March 31, 2006, respectively. The yield on loans held for investment, excluding participating interests in mortgage loans, for the first quarter of 2007 was 8.68% compared to 8.16% in the same period of 2006. Investment securities available for sale were $176.6 million at March 31, 2007, $183.0 million at December 31, 2006, and $211.4 million at March 31, 2006. Proceeds from the maturities and sales of investments have been reinvested in loans and used to reduce higher cost borrowings.

Total deposits at March 31, 2007 were $538.1 million, compared to $529.3 million at December 31, 2006 and $540.9 million at March 31, 2006. While a focus on growing core deposits remains intact; in 2006 higher cost brokered deposits were not replaced as they matured.

Borrowed funds were $95.0 million, $95.8 million and $123.5 million at March 31, 2007, December 31, 2006, and March 31, 2006, respectively. The cost of borrowed funds is high relative to deposits and investment securities, therefore these borrowings are being reduced.

Reflecting the Company’s focus on building its wealth management business, trust assets under administration rose to $309.0 million at March 31, 2007, compared to $282.8 million at December 31, 2006, and $257.8 million at March 31, 2006.

Stockholders’ Equity
Total common stockholders’ equity for BNCCORP was $57.8 million at March 31, 2007, compared to $55.6 million at December 31, 2006. Book per common share was $16.05 and tangible book value per common share was $7.62 at March 31, 2007. This compared to book value per common share of $15.44 and tangible book value per common share of $7.15 as of December 31, 2006.

At March 31, 2007, the tier 1 leverage ratio was 7.33%, compared with 7.12% at December 31, 2006, and 6.23% at March 31, 2006. The tier 1 risk-based capital ratio was 9.36% at March 31, 2007, 9.49% at December 31, 2006, and 8.97% at March 31, 2006. The total risk-based capital ratio was 10.60% at March 31, 2007, 10.89% at December 31, 2006, and 10.57% at March 31, 2006.

Asset Quality
Overall, asset quality remains fundamentally strong. Total nonperforming loans aggregated $106,000 at March 31, 2007, $102,000 at December 31, 2006, and $132,000 at March 31, 2006. The ratio of nonperforming assets to total assets was 0.02% at March 31, 2007, 0.01% at December 31, 2006, and 0.02% at March 31, 2006. The provision for credit losses was $250,000 for the quarter ended March 31, 2007, up slightly from $210,000 for the quarter ended March 31, 2006. The allowance for credit losses as a percentage of total loans held for investment at March 31, 2007 was 0.88%, compared with 0.86% at December 31, 2006, and 0.91% at March 31, 2006. The allowance for credit losses as a percentage of total loans, excluding the participating interests in mortgage loans, at March 31, 2007 was 0.98%, compared with 1.01% at December 31, 2006, and 1.00% at March 31, 2006.

Outlook
“While the first quarter of 2007 showed a substantial improvement in earnings, the definitive agreement to sell our insurance agency was a truly significant event that demonstrates our commitment to enhance shareholder value,” stated Mr. Cleveland. “We look forward to the successful completion of this transaction during the second quarter of 2007.”

On March 14, 2007 the Company announced a definitive agreement to sell substantially all of the assets of the Company’s insurance agency, BNC Insurance Services, Inc. The proposed sale for approximately $37.0 million will monetize the value of the insurance agency and results in a significant increase in tangible net worth and regulatory capital. It is anticipated a substantial portion of the insurance agency’s earnings can be replaced from other sources. Consummation of the transaction is subject to approval by the holders of the Company’s outstanding common stock at a special meeting to be held on May 23, 2007.

BNCCORP, Inc. is headquartered in Bismarck, N.D., and is a registered bank holding company dedicated to providing banking, insurance and wealth management services to businesses and consumers in its local communities. The Company operates 27 locations in Arizona, Minnesota, North Dakota, Nevada and Colorado through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

(Financial tables attached)

# # #

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
	For the Quarter Ended March 31,
(In thousands, except per share data)	2007	2006
	(unaudited)	(unaudited)
SELECTED INCOME STATEMENT DATA
Interest income	$10,876	$10, 361
Interest expense	6,077	5,665
Net interest income	4,799	4,696
Provision for credit losses	250	210
Noninterest income	7,507	6,170
Noninterest expense	9,727	9,211
Income before income taxes	2,329	1,445
Income tax provision	772	428
Net income	$1,557	$1,017

Dividends on preferred stock	$--	$--
Net income available to common stockholders	$1,557	$1,017

EARNINGS PER SHARE DATA

Basic earnings per common share	$0.44	$0.30

Diluted earnings per common share	$0.44	$0.29

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	March 31, 2007	December 31, 2006	March 31, 2006
	(unaudited)		(unaudited)
SELECTED BALANCE SHEET DATA
Total assets	$701,248	$692,276	$725,765
Loans held for investment, excluding participating interests in mortgage loans	367,705	333,934	337,879
Total loans held for investment	412,909	390,059	371,299
Allowance for credit losses	(3,615)	(3,370)	(3,380)
Investment securities available for sale	176,554	182,974	211,434
Goodwill	23,503	22,743	21,999
Other intangible assets, net	6,836	7,107	6,672
Total deposits	538,054	529,252	540,886
Other borrowings	95,043	95,787	123,528

Unrealized losses in investment portfolio, pretax	$(1,826)	$(2,719)	$(4,202)
Trust assets under administration	$308,979	$282,788	$257,755
Total common stockholders’ equity	$57,773	$55,602	$51,216
Book value per common share	$16.05	$15.44	$14.84
Tangible book value per common share	$7.62	$7.15	$6.53
Effect of net unrealized losses on securities available for sale, net of tax, on book value per common share	$(0.31)	$(0.47)	$(0.76)
Full time equivalent employees	311	308	302
Common shares outstanding	3,600,567	3,600,467	3,450,227

CAPITAL RATIOS
Tier 1 leverage	7.33%	7.12%	6.23%
Tier 1 risk-based capital	9.36%	9.49%	8.97%
Total risk-based capital	10.60%	10.89%	10.57%

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended March 31,
(In thousands)	2007	2006
	(unaudited)	(unaudited)
AVERAGE BALANCES
Total assets	$691,382	$727,202
Loans held for investment, excluding participating interests in mortgage loans	351,458	325,427
Total loans held for investment	392,977	374,966
Earning assets	605,375	641,580
Deposits	529,042	537,977
Common stockholders’ equity	56,434	52,098

KEY RATIOS
Return on average common stockholders’ equity	11.19%	7.92%
Return on average assets	0.91%	0.57%
Net interest margin	3.21%	2.97%
Efficiency ratio	78.98%	84.77%
Noninterest income as a percent of gross revenues	61.00%	56.78%

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands)	March 31, 2007	December 31, 2006	March 31, 2006
	(unaudited)		(unaudited)
ASSET QUALITY
Loans 90 days or more delinquent and still accruing interest	$--	$2	$--
Nonaccrual loans	106	100	132
Total nonperforming loans	106	102	132
Total nonperforming assets	106	$102	$132
Allowance for credit losses	$3,615	$3,370	$3,380
Ratio of total nonperforming loans to total loans held for investment	0.03%	0.03%	0.04%
Ratio of total nonperforming assets to total assets	0.02%	0.01%	0.02%
Ratio of allowance for credit losses to loans held for investment, excluding participating interests in mortgage loans	0.98%	1.01%	1.00%
Ratio of allowance for credit losses to total loans held for investment	0.88%	0.86%	0.91%
Ratio of allowance for credit losses to total nonperforming loans	3,410%	3,304%	2,561%

	For the Quarter Ended
	March 31,
	2007	2006
Changes in Allowance for Credit Losses:
Balance, beginning of period	$3,370	$3,188
Provision charged to operations expense	250	210
Loans charged off	(6)	(31)
Loan recoveries	1	13
Balance, end of period	$3,615	$3,380

Ratio of net charge-offs to average loans held for investment	(0.001)%	(0.005)%
Ratio of net charge-offs to average loans held for investment, annualized	(0.005)%	(0.019)%

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended March 31,
(In thousands, except share data)	2007	2006
	(unaudited)	(unaudited)
ANALYSIS OF NONINTEREST INCOME
Insurance income	$5,811	$5,362
Bank charges and service fees	541	470
Gains on sales of loans	363	436
Wealth management	456	333
Net loss on sales of securities	-	(599)
Other	336	168
Total noninterest income	$7,507	$6,170

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$6,283	$5,748
Occupancy	628	643
Depreciation and amortization	495	424
Data processing fees	345	263
Office supplies, telephone and postage	381	366
Professional services	243	392
Marketing and promotion	255	278
Amortization of intangible assets	271	228
FDIC and other assessments	57	49
Other	769	820
Total noninterest expense	$9,727	$9,211

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	3,501,003	3,449,067
Incremental shares from assumed conversion of options and contingent shares	55,174	36,873
Adjusted weighted average shares (b)	3,556,177	3,485,940
(a) Denominator for Basic Earnings Per Common Share
(b) Denominator for Diluted Earnings Per Common Share